EXHIBIT 99.1

Resolution Performance Products LLC 1600 Smith Street, 24th Floor Houston, TX 77002 P.O. Box 4500 Houston, TX 77210-4500 Tel 832.366.2300 Fax 832.366.2584 www.resins.com

For Immediate Release	Contact:	Mark S. Antonvich Senior Vice President & General Counsel 832-366-2316

Resolution Performance Products LLC Files Lawsuit Against Formosa Plastics and Others Alleging Economic Espionage and Damages of at Least $100 million.

HOUSTON, September 9, 2004. Resolution Performance Products LLC, the world’s leading manufacturer and developer of epoxy resins, today announced that it filed a lawsuit on August 26, 2004 in the District Court of Harris County, Texas against Formosa Plastics Corporation and certain individuals alleging unlawful conduct including unfair competition, misappropriation of trade secrets, fraud and conspiracy. In the lawsuit, the Company is seeking damages of at least $100 million.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.